ARTICLES OF AMENDMENT TO THE
                         ARTICLES OF INCORPORATION OF

                              MUSIC TONES LTD.
                            CHANGING ITS NAME TO

                         SIMPLEX MEDICAL SYSTEMS, INC.


Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the Corporation is MUSIC TONES LTD.

SECOND: The following amendment was adopted on March 5, 1997 by the Board of Directors, and on March 28, 1997 by a vote of the Shareholders of the Corporation, in the manner prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendment was sufficient for approval.

     The FIRST Articles shall be amended to read as follows:

     The name of the Corporation shall be SIMPLEX MEDICAL SYSTEMS, INC.

THIRD: The manner, if not set forth in such amendments, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendments shall be effected, is as follows: Not applicable.

DATED:  March  28, 1997


                                 MUSIC TONES LTD.
                                  (Changing its name to
                                   SIMPLEX MEDICAL SYSTEMS, INC.)


                                 By: /s/ Nicholas G. Levandoski
                                    Nicholas G. Levandoski,
                                    Vice President